Exhibit 10.1

NABI BIOPHARMACEUTICALS

12276 WILKINS AVENUE

ROCKVILLE, MD 20852

Dated Effective as of March 17, 2009

Matthew W. Kalnik, Ph.D.

7620 Old Georgetown Road

Bethesda, MD 20814

Dear Matt:

You have agreed to serve as Senior Vice President of Strategic Planning & Business Operations of Nabi Biopharmaceuticals (“Nabi”), which term for purposes of this Agreement shall include controlled affiliates of Nabi Biopharmaceuticals. This Agreement supersedes and replaces your Letter Offer of Employment between you and Nabi dated June 29, 2007, as amended by the letter agreement dated July 16, 2008, and your Special Severance Agreement between you and Nabi dated October 3, 2008. The following are the terms of such employment:

1. TERM: You will serve as Senior Vice President of Strategic Planning & Business Operations for a period beginning on the date hereof and ending on March 17, 2012, or the date on which your employment is sooner terminated as provided below (the “Employment Period”). Upon expiration of the Employment Period or any extension pursuant to this sentence, it shall be automatically extended for an additional three-year period unless either party gives to the other written notice not less than thirty (30) days prior to the end of the Employment Period that it or he does not wish to extend the term of this Agreement. In the event that your employment by Nabi continues beyond the Employment Period, the terms and conditions of this Agreement shall continue except that your continued employment by Nabi may be terminated by either party upon thirty (30) days’ prior notice unless you and Nabi shall have entered into a written agreement to the contrary.

2. SALARY: Your salary will be $300,000 per year, payable in accordance with the usual payroll practices of Nabi during the Employment Period. Your salary will be subject to discretionary annual increases as determined by Nabi’s Board of Directors or the Compensation Committee thereof.

3. BONUS:

(A) You will be entitled to participate in Nabi’s VIP Management Incentive Program or any comparable bonus plan maintained by Nabi (the “Bonus Plan”). Your target bonus under the plan will be at least fifty-five percent (55%) of your base salary as of the end of the end of the applicable Bonus Plan year. Your participation in the Bonus Plan shall be subject to the terms and conditions of the Bonus Plan. Payments, if applicable, under the Bonus Plan shall be payable by the fifteenth (15th) day of the third month after the end of the relevant calendar year.

(B) In addition, Nabi will pay you a cash bonus in the indicated amount if any of the occur of any of the following events occur during the Employment Period: (i) you will receive a one-time bonus of $10,000 upon the execution of a definitive licensing and partnering agreement by Nabi pursuant to which all or substantially all of Nabi’s rights and assets with respect to PentaStaph are successfully out-licensed to another company; (ii) you will receive a one-time bonus of $40,000 upon the execution of a definitive licensing and partnering agreement by Nabi pursuant to which all or substantially all of Nabi’s rights and assets with respect to NicVAX are successfully out-licensed to another company; and (iii) you will receive a one-time bonus of $50,000 upon the occurrence of a Change of Control (as defined in Sections 4(d)(i), (ii) and (iii) of your Amended and Restated Change of Control Severance Agreement with Nabi dated March 17, 2009 (the “Change of Control Agreement”)). Any bonus payable pursuant to this Section 3(B) shall be paid notwithstanding, and in addition to, the payment of any Change of Control compensation pursuant to the Change of Control Agreement. Notwithstanding any provision to the contrary in this Agreement, in no event shall the aggregate amount of bonuses paid pursuant to this Section 3(B) exceed $50,000, and the amount of any bonus payable under this Section 3(B) shall be reduced to the extent necessary so that such bonus, when added to any other bonus previously paid under this Section 3(B), would not exceed $50,000 in the aggregate.

4. SERP; LIFE INSURANCE: Annually before July 1 during each full year period during the Employment Period, Nabi shall pay you $12,000, grossed up for taxes, so that you can make a contribution to your Supplemental Executive Retirement Plan. Nabi also will provide you at Nabi’s cost with term life insurance of $500,000 in excess of the term life insurance coverage Nabi provides to its employees generally.

5. DUTIES AND EXTENT OF SERVICES:

(A) During the Employment Period, you agree to devote substantially all of your working time, and such energy, knowledge, and efforts as is necessary to the discharge and performance of your duties provided for in this Agreement and such other reasonable duties and responsibilities consistent with your position as are assigned to you from time to time by the person to whom you report. You shall be located primarily in Nabi’s Maryland headquarters facilities, but shall travel to other locations from time to time as shall be reasonably required in the course of performance of your duties.

(B) You shall have such duties as are delegated to you by the person to whom you report provided that such duties shall be reasonably consistent with those duties assigned to executive officers having similar titles in organizations comparable to Nabi.

6. TERMINATION:

(A) You may terminate the Employment Period (a) thirty (30) days after you provide written notice of termination to Nabi, (b) by your death or (c) upon your written notice to Nabi that of “Good Reason,” which is defined as any material breach of this Agreement by Nabi, or the occurrence of any one or more of the following without your prior express written consent: (i) a material diminution in your authority, duties or responsibilities, (ii) a requirement that you report to any person or entity other than Nabi’s Chief Executive Officer, or (iii) a change of more than twenty-five (25) miles in your primary office location from Nabi’s Rockville, Maryland facility; provided, however, that a termination for Good Reason by you can occur only if (x) you have given Nabi written notice of the existence of a condition giving rise to Good Reason within ninety (90) days after you learn of such condition, (y) Nabi not fully cured the condition giving rise to Good Reason within thirty (30) days after receipt of such notice, and (z) you provide written notice to Nabi of your termination for Good Reason within ninety (90) days after the end of such 30-day period.

(B) Nabi may terminate the Employment Period (a) in the event Nabi reasonably determines that you are unable to perform the essential functions of your position, with or without reasonable accommodation, for any three (3) consecutive months as the result of mental or physical incapacity or (b) for “Cause,” which is defined as (i) acts of fraud or embezzlement or other felonious acts by you, (ii) your refusal to comply with reasonable directions in connection with the performance of your duties as provided for in Section 5 of this Agreement after notice of such failure is delivered to you, (iii) failure to comply with the provisions of Section 8 or 9 of this Agreement or (iv) your gross negligence or intentional misconduct in connection with the performance of your duties as provided for in this Agreement including your failure to comply with the written policies of Nabi, provided that, in the event of a proposed termination under clause (ii) or clause (iv) of this clause (B), you shall receive ten (10) days’ prior written notice of such proposed termination and within such period you shall be afforded an opportunity to be heard by Nabi’s Board of Directors or a duly appointed committee of the Board as to whether grounds for termination under these clauses exists.

(C) Nabi may otherwise terminate the Employment Period upon thirty (30) days’ prior notice to you.

(D) Your confidentiality and non-competition agreements set forth in Sections 8 and 9 below and your agreement to cooperate set forth in Section 10 below shall survive the termination of your employment regardless of the reasons therefor.

7. SEVERANCE:

(A) In the event that your employment terminates (a) pursuant to Section 6(C) (termination without Cause), (b) pursuant to Section 6(A)(c) (termination for Good Reason) or (c) upon or following the expiration of the Employment Period if Nabi has given notice of non-extension pursuant to Section 1, you shall receive the benefits set forth in Sections 7(B), 7(C), 7(D) and 7(E). In the event your employment terminates pursuant to Section 6(B)(a) (incapacity), or as a result of your death, you or your estate shall receive the benefits set forth in Section 7(E). Notwithstanding the foregoing provisions of this Section 7(A), in the event your employment terminates under circumstances that entitle you to receive compensation and other benefits pursuant to your Change of Control Agreement, you shall not receive the benefits set forth in Section 7(B), 7(C), 7(D) and 7(E).

(B) Subject to Section 7(A), Nabi will pay you your base salary as of the effective date of such termination (“Severance Pay”) and maintain in effect your benefits under Section 4 of this Agreement and such other benefits provided by Nabi to you as of the effective date of such termination to the extent that Nabi continues to maintain those benefits for other similarly situated employees (to the extent allowed under, and subject to the limitations of, applicable plans) for eighteen (18) months. Severance Pay shall be made in accordance with the usual payroll practices of Nabi.

(C) Subject to Section 7(A), Nabi shall pay for executive outplacement services up to $18,000 by an organization selected by Nabi in its sole discretion.

(D) Subject to Section 7(A), if the Employment Period ends during a calendar year, Nabi shall pay you incentive compensation under the Bonus Plan for such calendar year pro rated based upon the number of days you were employed during the calendar year and the amount of bonus compensation that would have been payable with respect to such year pursuant to the Bonus Plan.

(E) Subject to Section 7(A), all of your non-vested stock options, restricted stock or similar incentive equity instruments (collectively, “Equity Awards”) shall immediately vest, except any Equity Awards under Nabi’s 2000 Employee Stock Purchase Plan which shall vest in accordance with their terms and not the terms of this Agreement. All vested Equity Awards (including those with accelerated vesting pursuant to the preceding sentence) shall be exercisable for twelve (12) months past your termination date, except that no Equity Award shall be exercisable beyond the original Equity Award’s expiration date. To the extent the terms of any Equity Award are inconsistent with this Agreement, the terms of this Agreement shall control.

(F) All payments or benefits to you under this Section 7 (other than payments or benefits already accrued and otherwise due under Nabi’s employee benefit plans or programs, or as a result of your death) will not be given unless you execute (and do not rescind) a written employment termination agreement in a form prescribed by Nabi, containing terms consistent with this Agreement as well as a general release of all claims against Nabi and related parties with respect to all matters occurring prior to or on the date of the release, including (but not limited to) employment matters or matters in connection with your termination.

(G) Notwithstanding the foregoing, to the extent that the payments to be provided under this Section 7 constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), payable on account of your separation from service within the meaning of Code Section 409A(a)(2)(A)(i), and you are a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) determined in accordance with Treasury Reg. § 1.409-1(i) (or its successor provisions), such payments otherwise due during the six-month period commencing on your separation shall be accumulated and paid on the first regular payroll date for employees following such six-month period; provided, however, that no amount payable only upon an “involuntary separation from service” within the meaning of Treasury Reg. § 1.409A-1(n) that does not exceed the dollar limit set forth in Treasury Reg. §1.409A-1(b)(9)(iii) shall be subject to such six-month deferral.

8. CONFIDENTIALITY:

(A) You acknowledge that your duties with Nabi will give you access to trade secrets and other confidential information of Nabi (which for purposes of this Section 8 shall be deemed to include its subsidiaries), including but not limited to information concerning production and marketing of their respective products, customer lists, and other information relating to their present or future operations (all of the foregoing, whether or not it qualifies as a “trade secret” under applicable law, is collectively called “Confidential Information”). You recognize that Confidential Information is proprietary to Nabi and gives Nabi significant competitive advantage.

(B) Accordingly, you shall not use or disclose any of the Confidential Information during or after the Employment Period, except for the sole and exclusive benefit of the relevant company. Upon any termination of the Employment Period, you will return to Nabi’s offices all documents, computer electronic information and files, e.g., diskettes, floppies etc. and other tangible embodiments of any Confidential Information. You agree that Nabi would be irreparably injured by any breach of your confidentiality agreement, that such injury would not be adequately compensable by monetary damages, and that, accordingly, Nabi may specifically enforce the provisions of this Section by injunction or similar remedy by any court of competent jurisdiction without affecting any claim for damages.

9. NON-COMPETITION:

(A) You acknowledge that your services to be rendered are of a special and unusual character and have a unique value to Nabi the loss of which cannot adequately be compensated by damages in an action at law. In view of the unique value of the services, and because of the Confidential Information to be obtained by or disclosed to you, and as a material inducement to Nabi to enter into this Agreement and to pay to you the compensation referred to above and other consideration provided, you covenant and agree that, while you are employed by Nabi and for a period of one (1) year after termination of such employment for any reason whatsoever, you will not, directly or indirectly, (a) engage or become interested, as owner, employee, consultant, partner, through stock ownership (except ownership of less than five percent of any class of equity securities which are publicly traded), investment of capital, lending of money or property, rendering of services, or otherwise, either alone or in association with others, in the operations, management or supervision of any type of business or enterprise engaged in any business which is competitive with any business of Nabi (a “Competitive Business”), (b) solicit or accept orders from any current or past customer of Nabi for products or services offered or sold by, or competitive with products or services offered or sold by, Nabi, (c) induce or attempt to induce any such customer to reduce such customer’s purchase of products or services from Nabi, (d) disclose or use for the benefit of any Competitive Business the name and/or requirements of any such customer or (e) solicit any of Nabi’s employees to leave the employ of Nabi or hire or negotiate for the employment of any employee of Nabi. By way of clarification, a “Competitive Business” is not any business or enterprise in the health care industry; it is only a business or enterprise in the health care industry that is competitive with any business of Nabi. Notwithstanding anything express or implied in the foregoing provisions of this Section 9(A) to the contrary, nothing contained in this Section 9(A) shall be deemed to prohibit you from being employed by or providing services to a Competitive Business following a “Change of Control” (as defined in the Change of Control Agreement) and termination of your employment if (i) the nature of such employment or services do not involve or compete with any business engaged in by Nabi immediately prior to the Change of Control or (ii) such employment or services are rendered to the company that was involved in the Change of Control by acquiring stock or assets of Nabi or merging or consolidating with Nabi or any Affiliate (as defined below) of that company. As used in this Agreement, an “Affiliate” of a company means an entity controlled by, controlling or under common control with that company.

(B) You have carefully read and considered the provisions of this Section 9 and Section 8 and having done so, agree that the restrictions set forth (including but not limited to the time period of restriction and the world wide areas of restriction) are fair and reasonable (even if termination is at our request and without cause) and are reasonably required for the protection of the interests of Nabi, its officers, directors, and other employees. You acknowledge that upon termination of this Agreement for any reason, it may be necessary for you to relocate to another area, and you agree that this restriction is fair and reasonable and is reasonably required for the protection of the interests of Nabi, their officers, directors, and other employees. You have the right to request a waiver of Section 9(A)(a) from Nabi to the extent that Section 9(A)(a) would prevent you from being employed by or performing services for the business of a division or a subsidiary that does not compete with Nabi even though it is part of or affiliated with a larger entity that does compete with the Nabi’s business. Nabi may grant or deny such any such waiver in its sole discretion.

(C) In the event that, notwithstanding the foregoing, any of the provisions of this Section 9 or Section 8 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though invalid or unenforceable parts had not been included therein. In the event that any provision of this Section 9 relating to time period and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, said time period and/or areas of restriction shall be deemed to become, and thereafter be, the maximum time period and/or area which such court deems reasonable and enforceable.

(D) With respect to the provisions of this Section 9, you agree that damages, by themselves, are an inadequate remedy at law, that a material breach of the provisions of this Section 9 would cause irreparable injury to the aggrieved party, and that provisions of this Section 9 may be specifically enforced by injunction or similar remedy in any court of competent jurisdiction without affecting any claim for damages.

10. LITIGATION AND REGULATORY COOPERATION: During and after your employment with Nabi, you shall reasonably cooperate with Nabi in the defense or prosecution of any claims now in existence or which may be brought in the future against or on behalf of Nabi which relate to events or occurrences that transpired while you were employed by Nabi; provided, however, that such cooperation shall not materially and adversely affect you or expose you to an increased probability of civil or criminal litigation. Your cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Nabi at mutually convenient times. During and after your employment with Nabi, you also shall cooperate fully with Nabi in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by Nabi. Nabi shall reimburse you for all out-of-pocket costs and expenses incurred in connection with your performance under this Section 10, including, but not limited to, reasonable attorneys’ fees and costs.

11. MISCELLANEOUS:

(A) This Agreement and the rights and obligations of the parties pursuant to it and any other instruments or documents issued pursuant to it shall be construed, interpreted and enforced in accordance with the laws of the State of Maryland, exclusive of its choice-of-law principles. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns. The provisions of this Agreement shall be severable and the illegality, unenforceability or invalidity of any provision of this Agreement shall not affect or impair the remaining provisions hereof, and each provision of this Agreement shall be construed to be valid and enforceable to the full extent permitted by law. In any suit, action or proceeding arising out of or in connection with this Agreement, the prevailing party shall be entitled to receive an award of the reasonable related amount of attorneys’ fees and disbursements incurred by such party, including fees and disbursements on appeal. This Agreement, together with the Change of Control Agreement, the Indemnification Agreement dated of even date herewith and the Invention, Non-Competition and Non-Disclosure Agreement dated June 30, 2007 (the “Invention Agreement”) are a complete expression of all agreements of the parties relating to the subject matter hereof, and all prior or contemporaneous oral or written understandings or agreements shall be null and void except to the extent set forth in this Agreement. In the event of any conflict between this Agreement and the Invention Agreement, this terms of this Agreement shall control. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. All references to genders or number in this Agreement shall be deemed interchangeably to have a masculine, feminine, neuter, singular or plural meaning, as the sense of the context required

(B) It is the intent of you and Nabi that the provisions of this Agreement and all amounts payable to you hereunder meet the requirements of Section 409A of the Code, to the extent applicable to this Agreement and such payments, and the Agreement shall be interpreted and construed in a manner consistent with such intent.

(C) This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the party to be charged therewith. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(D) All notices required and allowed hereunder shall be in writing, and shall be deemed given upon deposit in the Certified Mail, Return Receipt Requested, first-class postage and registration fees prepaid, and correctly addressed to the party for whom intended at its address set forth under its name below, or to such other address as has been most recently specified in a notice by such party.

(Signature Page to Follow)

If the foregoing confirms your understanding of our agreements, please so indicate by signing in the space provided below and returning a signed copy to us.

NABI BIOPHARMACEUTICALS

By:	/s/ Raafat Fahim, Ph.D.
Raafat Fahim, Ph.D.
Chief Executive Officer and President

Date: March 17, 2009

Accepted and agreed to:

/s/ Matthew W. Kalnik, Ph.D.
Matthew W. Kalnik, Ph.D.
7620 Old Georgetown Road
Bethesda, MD 20814

Date: March 17, 2009